                                                                    EXHIBIT 10.1

SILICON VALLEY BANK

                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

Borrower:  CYPRESS COMMUNICATIONS, INC.
           CYPRESS COMMUNICATIONS OPERATING COMPANY, INC.
Address:   15 Piedmont Center, Suite 100
           Atlanta, Georgia 30305

Date:      March 17, 2004

         THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is entered into on the above date between SILICON VALLEY BANK ("Silicon"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 3343 Peachtree Road, NE, Suite 312, Atlanta, Georgia 30326 and the borrower(s) named above (jointly and severally, the "Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 8 below.)

                                    RECITALS

         A. Silicon and Borrower have entered into that certain Loan and Security Agreement dated as of July 12, 2002 (the "Original Closing Date"), which Loan and Security Agreement was amended by that certain Loan Modification
Agreement dated as of February   , 2003 by and between Borrower and Silicon
and by that certain Loan Modification Agreement dated as of September   , 2003
by and between Borrower and Silicon (collectively, the "Original Loan Agreement"). Pursuant to the Original Loan Agreement, Silicon agreed to make certain loans including, the "Revolving Facility" described therein, and other financial accommodations to Borrower.

         B. Repayment of all indebtedness of Borrower under the Original Loan Agreement is unconditionally guaranteed by U.S. Realtel, Inc. (the "Guarantor") pursuant to an Unconditional Guaranty dated as of July 12, 2002 (the "Guaranty").

         C. Borrower has requested and Silicon has agreed pursuant to this Agreement to (i) to make an Equipment Term Loan to Borrower in the principal amount of One Million Dollars ($1,000,000), and (ii) amend and restate the Original Loan Agreement in its entirety.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Silicon and Borrower agree that the Original Loan Agreement is amended and restated in its entirety as follows:

 SILICON VALLEY BANK            AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------

           1.     LOANS.

         1.1 LOANS. Silicon will make revolving loans, issue letters of credit, and provide cash management services to Borrower (the "Revolving Loans") and make an equipment term loan (the "Equipment Term Loan" and together with the Revolving Loans, the "Loans"), in amounts determined by Silicon in its good faith business judgment, up to the amounts (the "Credit Limit") shown on the Schedule, provided no Default or Event of Default has occurred and is continuing, and subject to deduction of Reserves for accrued interest and such other Reserves as Silicon deems proper from time to time in its good faith business judgment. Amounts advanced under the Revolving Loans, may be repaid and readvanced from time to time. Advances under the Equipment Term Loan may not be readvanced.

         1.2 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rates shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Silicon's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans. Silicon may, in its discretion, charge interest to Borrower's Deposit Accounts maintained with Silicon.

         1.3 OVERADVANCES. Except as set forth in Section 1.6 with respect to any Permitted Overadvance, if at any time or for any reason the total of all outstanding Revolving Loans and all other monetary Obligations exceeds the Credit Limit (an "Overadvance"), Borrower shall immediately pay the amount of the excess to Silicon, without notice or demand. Without limiting Borrower's obligation to repay to Silicon the amount of any Overadvance, Borrower agrees to pay Silicon interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

         1.4 FEES. Borrower shall pay Silicon the fees shown on the Schedule, which are in addition to all interest and other sums payable to Silicon and are not refundable.

         1.5 LOAN REQUESTS. To obtain a Loan, Borrower shall make a request to Silicon by facsimile or telephone. Loan requests received after 12:00 Noon (Pacific time) will not be considered by Silicon until the next Business Day. Silicon may rely on any telephone request for a Loan given by a person whom Silicon believes is an authorized representative of Borrower, and Borrower will indemnify Silicon for any loss Silicon suffers as a result of that reliance.

         1.6 PERMITTED OVERADVANCE/THE PURCHASE TRANSACTION. Some portion or all of the initial advance under the Revolving Loans was used by Borrower to close on the acquisition of certain assets (the "Acquired Assets") pursuant to that certain Asset Purchase Agreement dated on or about May 31, 2002 by and among Borrower, Intermedia Communications, Inc., Shared Technologies Fairchild, Inc., Shared Technologies Fairchild Telecom, Inc., MCI Worldcom Communications, Inc. and Worldcom, Inc. (as amended from time to time, the "Purchase Agreement"). In connection with the Purchase Agreement Transaction, Borrower was permitted to create Overadvances (each a "Permitted Overadvance" and collectively, the "Permitted Overadvances"), provided that at the time of each Permitted Overadvance the following conditions are met to Silicon's satisfaction: (a) no Event of Default or Default shall have occurred and be continuing; (b) each Permitted Overadvance shall be fully secured by cash on deposit with and assigned to Silicon and (c) the amount of any Permitted Overadvance will not cause the maximum principal amount of all Loans to exceed Ten Million Dollars ($10,000,000).

         1.7 LETTERS OF CREDIT. At the request of Borrower, Silicon may, in its good faith business judgment, issue letters of credit for the account of Borrower, in form and substance satisfactory to Silicon in its sole discretion (collectively, "Letters of Credit"). The aggregate face amount of all Letters of Credit from time to time outstanding shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Revolving Loans with would otherwise be available hereunder, and in the event at any time there are insufficient Revolving Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Borrower shall pay all bank charges (including charges of Silicon) for the issuance of Letters of Credit, together with such additional fee as Silicon's letter of credit department shall charge in connection with the issuance of the Letters of Credit. Any payment by Silicon under or in connection with a Letter of Credit shall constitute a Revolving Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty (30) days prior to the Maturity Date. Borrower hereby agrees to indemnify and hold Silicon harmless from any loss, cost, expense, or liability, including payments made by Silicon, expenses, and reasonable attorneys' fees incurred by Silicon arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Silicon and opened for Borrower's account or by Silicon's interpretations of any Letter of Credit issued by Silicon for Borrower's account, and Borrower understands and agrees that Silicon shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require Silicon to

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Silicon harmless with respect to any loss, cost, expense, or liability incurred by Silicon under any Letter of Credit as a result of Silicon's indemnification of any such issuing bank. The provisions of this Loan Agreement, as it pertains to Letters of Credit, and any other Loan Documents relating to Letters of Credit are cumulative.

         1.8 CASH MANAGEMENT/ACH SERVICES. Borrower may use up to One Hundred Thousand Dollars ($100,000) of the Revolving Loans for Lender's cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the "Cash Management Services"). Such aggregate amounts utilized under the Cash Management Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Revolving Loans. Any amounts Silicon pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Loans and will accrue interest at the Prime Rate in effect from time to time, plus two percent (2.00%) per annum.


         1.9 EQUIPMENT TERM LOAN. At the request of Borrower, Silicon will make equipment term loans to Borrower (the "Equipment Term Loans"), in amounts up to the Equipment Term Loan Sublimit shown on the Schedule, provided no Default or Event of Default has occurred and is continuing. Equipment Term Loans shall be repaid in accordance with the Schedule. The aggregate amount of outstanding Equipment Term Loans will reduce the amount otherwise available to be borrowed under the Revolving Loans, prior to and until the Debt Service Coverage Change Date (as hereinafter defined). From and after the Debt Service Change Date, the aggregate amount of outstanding Equipment Term Loans will no longer reduce the amount otherwise available to be borrowed under the Revolving Loans.

         1.10 INTER-COMPANY DEBT, CONTRIBUTION. Without implying any limitation on the joint and several nature of the Obligations, Silicon agrees that notwithstanding any other provision of this Agreement, the Persons included in the term "Borrower" may create reasonable inter-company indebtedness between or among the Persons included in the term "Borrower" with respect to the allocation of the benefits and proceeds of the Loans and Letters of Credit under this Agreement. The Persons included in the term "Borrower" agree among themselves, and Silicon consents to that agreement, that each such Person shall have rights of contribution from all of the such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Loans received by, or allocated to purposes for the direct benefit of, such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term "Borrower" to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Silicon agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term "Borrower" agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term "Borrower" hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term "Borrower" shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any lien or security.

         1.11 BORROWERS ARE INTEGRATED GROUP.

         (i) Each Person included in the term "Borrower" hereby represents and warrants to Silicon that each of them will derive benefits, directly and indirectly, from each Letter of Credit and from each Loan, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the consolidated financing provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual financing arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the financing.

         (ii) Each Person included in the term "Borrower" hereby represents and warrants that all of the representations and warranties contained in this Agreement are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Agreement, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Agreement.

         1.12 PRIMARY OBLIGATIONS. The obligations and liabilities of each Person included in the term "Borrower", as guarantor under this paragraph shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term "Borrower", Silicon and/or any other guarantor and shall not be conditional or contingent upon pursuit or

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

enforcement by Silicon of any remedies it may have against Persons included in the term "Borrower" with respect to this Agreement, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Silicon shall not be required to make any demand upon any of the Persons included in the term "Borrower", or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term "Borrower" or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term "Borrower" under this paragraph, either in the same action, if any, brought against any one or more of the Persons included in the term "Borrower" or in separate actions or proceedings, as often as Silicon may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term "Borrower", any other guarantor or any obligor under any of the Financing Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term "Borrower", in their respective capacities as borrowers and guarantors under this paragraph, or under any of the Financing Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of each Borrower under this paragraph in any manner whatsoever, and this paragraph shall remain and continue in full force and effect. It is the intent and purpose of this paragraph that each Person included in the term "Borrower" shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term "Borrower" agree that they shall be liable for the full amount of the obligations and liabilities under this paragraph regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term "Borrower", any other guarantor or any obligor under any of the Loan Documents, that may result from any such proceedings.

                 2. SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Silicon a security interest in all of the following (collectively, the "Collateral"): all right, title and interest of Borrower in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including without limitation all intellectual property); all Investment Property; all other property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all Borrower's books relating to any and all of the above.

                 3.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

    In order to induce Silicon to enter into this Agreement and to make Loans, Borrower represents and warrants to Silicon as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:

        3.1 CORPORATE EXISTENCE AND AUTHORITY. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower is and will continue to be qualified and licensed to do business in all jurisdiction in which any failure to do so would result in a Material Adverse Change. The execution , delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (1) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iii) do not violate Borrower's articles or certificate of incorporation, or Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (iv) do not constitute grounds for acceleration of any material indebtedness or obligation under any agreement or instrument which is binding upon Borrower or its property.

        3.2 NAME; TRADE NAMES AND STYLES. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Representations are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Silicon 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Change.

         3.3 PLACE OF BUSINESS; LOCATION OF COLLATERAL. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business only at the locations set forth in the Representations.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

Borrower will give Silicon at least 30 days prior written notice before opening any additional place of business or changing its chief executive office, except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Equipment is located.

        3.4 TITLE TO COLLATERAL; PERFECTION; PERMITTED LIENS.

                  (a) Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased to Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Silicon now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Silicon and the Collateral against all claims of others.

                  (b) Borrower has set forth in the Representations all of Borrower's Deposit Accounts, and Borrower will give Silicon five Business Days advance written notice before establishing any new Deposit Accounts and will cause the institution where any such new Deposit Account is maintained to execute and deliver to Silicon a control agreement in form sufficient to perfect Silicon's security interest in the Deposit Account and otherwise satisfactory to Silicon in its good faith business judgment. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.

                  (c) In the event that Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify Silicon thereof in writing and provide Silicon with such information regarding the same as Silicon shall request (unless providing such information would waive the Borrower's attorney-client privilege). Such notification to Silicon shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Silicon, and Borrower shall execute and deliver all such documents and take all such actions as Silicon shall request in connection therewith.

                  (d) Whenever any Equipment or Inventory is located in a warehouse or other premises in which any third party has an interest, Borrower shall, whenever requested by Silicon, use its best efforts to cause such third party to execute and deliver to Silicon, in form acceptable to Silicon, such waivers and subordinations as Silicon shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

         3.5 MAINTENANCE OF COLLATERAL. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately advise Silicon in writing of any material loss or damage to the Collateral.

         3.6 BOOKS AND RECORDS. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

         3.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to Silicon have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Silicon and the date hereof, there has been no Material Adverse Change.

         3.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owned by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Silicon in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

         3.9 COMPLIANCE WITH LAW. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all foreign, federal, state and local laws and regulations applicable to Borrower, including, but not

SILICON VALLEY BANK            AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

limited to, those relating a Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters.

         3.10 LITIGATION. There is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change.
Borrower will promptly inform Silicon in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any single claim of $100,000 or more, or involving
$200,000 or more in the aggregate.

         3.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for lawful business purposes and may be used in connection with the Purchase Agreement Transaction. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

         3.12 PURCHASE AGREEMENT TRANSACTION. Silicon has received true and correct photocopies of the Purchase Agreement and each of the other Purchase Agreement Documents, executed, delivered and/or furnished on or before the Original Closing Date in connection with the Purchase Agreement Transaction. Neither the Purchase Agreement nor any of the other Purchase Agreement Documents have been modified, changed, supplemented, canceled, amended or otherwise altered or affected, except as otherwise disclosed to Silicon in writing on or before the Original Closing Date. The Purchase Agreement Transaction has been effected, closed and consummated pursuant to, and in accordance with, the terms and conditions of the Purchase Agreement and with all applicable laws.

                  4.  ACCOUNTS.

         4.1 REPRESENTATIONS RELATING TO ACCOUNTS. Borrower represents and warrants to Silicon as follows: Each Account with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, (i) represent an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, in the ordinary course of Borrower's business, and (ii) meet the Minimum Eligibility Requirements set forth in Section 8 below.

         4.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Borrower represents and warrants to Silicon as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

         4.3 SCHEDULES AND DOCUMENTS RELATING TO ACCOUNTS. Borrower shall deliver to Silicon transaction reports and schedules of collections, as provided in the Schedule, on Silicon's standard forms; provided, however, that Borrower's failure to execute and deliver the same shall not affect or limit Silicon's security interest and other rights in all of Borrower's Accounts, nor shall Silicon's failure to advance or lend against a specific Account affect or limit Silicon's security interest and other rights therein. If requested by Silicon, Borrower shall furnish Silicon with copies (or, at Silicon's request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts, and Borrower warrants the genuineness of all of the foregoing. Borrower shall also furnish to Silicon an aged accounts receivable trial balance as provided in the Schedule. In addition, Borrower shall deliver to Silicon, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

         4.4 COLLECTION OF ACCOUNTS. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Silicon, and Borrower shall immediately deliver all such payments and proceeds to Silicon in their original form, duly endorsed, to be applied to the Obligations in such order as Silicon shall determine. All proceeds of Collateral shall be deposited by Borrower into a lockbox account, or such other "blocked account" as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgement.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

         4.5 REMITTANCE OF PROCEEDS. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm's length transaction for an aggregate purchase price of $100,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

         4.6 DISPUTES. Borrower shall notify Silicon promptly of all disputes or claims relating to Accounts. Borrower shall not forgive (completely or partially), compromise or settle any Account for less than payment in full (than customary credits and discounts given in the ordinary course of business), or agree to do any of the foregoing, except that Borrower may do so, provided that: (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Silicon on the regular reports provided to Silicon; (ii) no Default or Event of Default has occurred and is continuing; and (iii) taking into account all such discounts, settlements and forgiveness, the total outstanding Revolving Loans will not exceed the Credit Limit.

         4.7 RETURNS. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the Account Debtor in the appropriate amount. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Silicon, and immediately notify Silicon of the return of the Inventory.

         4.8 VERIFICATION. Silicon may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Silicon or such other name as Silicon may choose.

         4.9 NO LIABILITY. Silicon shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Silicon be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Silicon from liability for its own gross negligence or willful misconduct.

         5. ADDITIONAL DUTIES OF BORROWER.

         5.1 FINANCIAL AND OTHER COVENANTS. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

         5.2 INSURANCE. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Silicon, in such form and amounts as Silicon may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations, and Borrower shall provide evidence of such insurance to Silicon. All such insurance policies shall name Silicon as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Silicon. Upon receipt of the proceeds of any such insurance, Silicon shall apply such proceeds in reduction of the Obligations as Silicon shall determine in its good faith business judgment, except that, provided no Default or Event of Default has occurred and is continuing. Silicon shall release to Borrower insurance proceeds with respect to Equipment totaling less than $100,000, which shall be utilized by Borrower for the replacement of the Equipment with respect to which the insurance proceeds were paid. Silicon may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Silicon may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Silicon copies of all material reports made to insurance companies.

         5.3 REPORTS. Borrower, at its expense, shall provide Silicon with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Silicon shall from time to time specify in its good faith business judgement.

         5.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times, and on one Business Day's notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower's books and records. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing inspections and audits shall be at Borrower's expense and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Silicon's then current standard charge for the same), plus reasonable out of pocket expenses.

         5.5 NEGATIVE COVENANTS. Except as may be permitted in the Schedule, Borrower shall not, without Silicon's prior written consent (which shall be a matter of its good faith business judgment), do any of the following: (i) merge or consolidate with another corporation or entity; (ii) acquire any assets, other than the Acquired Assets, except in the ordinary course of business; (iii) enter into any other transaction outside the ordinary course of business; (iv) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business; (v) store any Inventory or other Collateral with any warehouseman or other third party, unless such Collateral is subject to a lien waiver from such warehouseman or third party in form and substance satisfactory in all respects to Bank; (vi) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (vii) make any loans of any money or other assets; (viii) incur any debts other than Permitted Debt; (ix) guarantee or otherwise become liable with respect to the obligations of another party or entity; (x) pay or declare any dividends on Borrower's stock (except) for dividends payable solely in stock of Borrower); (xi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock; (xii) make any change in Borrower's capital structure which would result in a Material Adverse Change; or (xiii) engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto; or (xiv) dissolve or elect to dissolve. Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default would occur as a result of such transaction. Notwithstanding the requirements of Sections 5.5 (ii) or (vii) above, Borrower may make loans to eBuilding Solutions, Inc. ("ESI") in a maximum principal amount of Four Hundred Fifty Thousand Dollars ($450,000)(the "ESI Loans"). Bank further agrees that the indebtedness evidenced by the ESI loans may be converted by Borrower into equity in ESI.

         5.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against Silicon with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Silicon, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Silicon may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

         5.7 FURTHER ASSURANCES. Borrower agrees, at its expense, on request by Silicon, to execute all documents and take all actions, as Silicon, may, in its good faith business judgment, deem necessary or useful in order to perfect and maintain Silicon's perfected first-priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.

                  6.  TERM

         6.1 MATURITY DATE. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date"), subject to
Section 6.3 below.

         6.2 EARLY TERMINATION. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective three Business Days after written notice of termination is given to Silicon, or (ii) by Silicon at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.

         6.3 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees and cost due or to become due in connection therewith (as estimated by Silicon in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit, pursuant to Silicon's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Silicon's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Silicon may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Silicon, nor shall any such termination relieve Borrower of any Obligation to Silicon, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Silicon shall promptly terminate

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


its financing statements with respect to the Borrower and deliver to Borrower such other documents as may be required to fully terminate Silicon's security interests.

                 7. EVENTS OF DEFAULT AND REMEDIES.

         7.1 EVENTS OF DEFAULT The occurrence of any of the following events shall constitute and "Event of Default" under this Agreement, and Borrower shall give Silicon immediate written notice thereof: (a) Any warranty, representation, statement, report or certificate made or delivered to Silicon by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading in a material respect when made or deemed to be made; or
(b) Borrower shall fail to pay when due any Loan or any interest thereon or any other monetary Obligation; or (c) the Revolving Loans and other Obligations outstanding at any time shall exceed the Credit Limit; or (d) Borrower shall fail to comply with any of the financial covenants set forth in the Schedule, or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or shall fail to permit Silicon to conduct an inspection or audit as specified in Section 5.4 hereof; or (e) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within five Business Days after the date due; or (f) any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within 10 days after the occurrence of the same; or (g) any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or (h) Borrower breaches any material contract or obligation, which has resulted or may reasonably be expected to result in a Material Adverse Change; or (i) dissolution, termination of existence, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or (j) the commencement of any proceeding against Borrower or any guarantor of any of the Obligation under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is not cured by the dismissal thereof with in 30 days after the date commenced; or (k) revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or (l) revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or (m) Borrower makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or (n) there shall be a change in the record or beneficial ownership of an aggregate of more than 25% of the outstanding shares of stock of Borrower, in one or more transactions, compared to the ownership of outstanding shares of stock of Borrower in effect on the date hereof, without the prior written consent of Silicon; or (o) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or (p) a Material Adverse Change shall occur; or (q) Silicon, acting in good faith and in a commercially reasonable manner, deems itself insecure because of the occurrence of an event prior to the effective date hereof of which Silicon has knowledge on the effective date or because of the occurrence of an event on or subsequent to the effective date. Silicon may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.

         7.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Silicon, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Silicon without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Silicon deems its necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Silicon seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives; (i) any bond and any surety or security relating thereto required by any statue, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

possession thereof; and (iii) any requirement that Silicon retain possession of, and not dispose of, any such Collateral until after trial or final judgment;
(d) Require Borrower to assemble any or all of the Collateral and make it available to Silicon at places designated by Silicon which are reasonably convenient to Silicon and Borrower, and to remove the Collateral to such locations as Silicon may deem advisable; (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Silicon shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other
Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Silicon obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Silicon shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Silicon deems reasonable, or on Silicon's premises, or elsewhere and the Collateral need not be located at the place of disposition. Silicon may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) Demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Silicon to endorse or sign
Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Silicon's good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) Offset against any sums in any of Borrower's general, special or other Deposit Accounts and Silicon against any or all of the Obligations; and
(i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Silicon's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional four percent per annum (the "Default Rate").

         7.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrower and Silicon agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) Notice of the sale is given to Borrower at least ten days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) Notice of the sale describes the collateral in general, non-specific terms; (iii) The sale is conducted at a place designated by Silicon, with or without the Collateral being present; (iv) The sale commences at any time between 8:00 a.m. and 6:00 p.m.; (v) Payment of the purchase price in cash or by cashier's check or wire transfer is required; (vi) With respect to any sale of any of the Collateral, Silicon may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Silicon shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

         7.4  POWER OF ATTORNEY.   Upon the occurrence and during the
continuance of any Event of Default, without limiting Silicon's other rights and remedies, Borrower grants to Silicon an irrevocable power of attorney coupled with an interest, authorizing and permitting Silicon (acting through any of its employees, attorneys or agents) at any time; at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Silicon agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) Execute on behalf of Borrower any documents that Silicon may, in its good faith business judgment, deem advisable in order to perfect and maintain Silicon's security interest in the Collateral, or in order to exercise a right of Borrower or Silicon, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) Execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien; (c) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Silicon's possession; (d) Endorse all checks and other forms of remittances received by Silicon; (e) Pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) Grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) Pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both; (h)

SILICON VALLEY BANK            AMENDED AND RESTATED LOSS AND SECURITY AGREEMENT
-------------------------------------------------------------------------------


Settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Silicon the same rights of access and other rights with respect thereto as Silicon has under this Agreement; and (j) Take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Silicon's rights under the foregoing power of attorney or any of Silicon's other rights under this Agreement be deemed to indicate that Silicon is in control of the business, management or properties of Borrower.

         7.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any sale of the Collateral shall be applied by Silicon first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Silicon in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Silicon shall determine in its sole discretion. Any surplus shall be paid to Borrower or other persons legally entitled thereto; Borrower shall remain liable to Silicon for any deficiency. If, Silicon, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Silicon shall have the option, exercisable at any time, in its good faith business judgment, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Silicon of the cash therefor, and to the extent Silicon defers applying the purchase price to the Obligations and receives interest on the purchase price from such purchaser. Silicon will reduce the amount of the Obligations by the amount of interest actually received by Silicon.

         7.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, Silicon shall have all the other rights and remedies accorded a secured party under the California Uniform Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Silicon and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Silicon of one or more of its rights or remedies shall not be deemed an election, nor bar Silicon from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Silicon to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

                  8. DEFINITIONS. As used in this agreement, the following terms have the following meanings:

         "Account Debtor" means the obligor on an Account.

         "Accounts" means all present and future "accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts receivable and other sums owing to Borrower.

         "Affiliate" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

         "Bridge Loan Debt" shall mean indebtedness of U.S. RealTel, Inc. and Borrower of up to $8,000,000 pursuant to that certain Loan Agreement dated July 16, 2002 by and among U.S. RealTel, Inc., and Borrower (as borrowers), and J. Oliver Cunningham Trust dated February 26, 1971, an Indiana trust, the Anne C. McClure Trust dated February 26, 1971, an Illinois trust, the Jane C. Warriner Trust dated February 26, 1971, an Indiana trust, Noro-Moseley Partners V, L.P., a Georgia limited partnership and Wakefield Group III, LLC, a North Carolina limited liability company (as lenders).

         "Business Day" means a day on which Silicon is open for business.

         "Code" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

         "Collateral" has the meaning set forth in Section 2 above.

         "continuing" and "during the continuance of" when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Silicon or cured within any applicable cure period.

         "Convertible Notes" shall mean indebtedness of U.S. RealTel, Inc. which is guaranteed by Borrower of up to $12,000,000 pursuant to U.S. RealTel's 7.5% convertible notes due July 1, 2009.

SILICON VALLEY BANK            AMENDED AND RESTATED LOSS AND SECURITY AGREEMENT
-------------------------------------------------------------------------------


         "Debt Service Coverage Change Date" shall mean the first day of the month after which Borrower has achieved (and Silicon has confirmed that Borrower has achieved) a Debt Service Coverage Ratio of not less than 1.25 to 1.00 for the immediately preceding two (2) consecutive quarters.

         "Default" means any event which with notice or passage of time or both, would constitute an Event of Default.

         "Default Rate" has the meaning set forth in Section 7.2 above.

         "Deposit Accounts" means all present and future "deposit accounts" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.

         "Eligible Accounts" means Accounts and General Intangibles arising in the ordinary course of Borrower's business from the sale of goods or the rendition of services, or the non-exclusive licensing of Intellectual Property, which Silicon, in its good faith business judgment, shall deem eligible for borrowing. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Silicon's good faith business judgment, the following (the "Minimum Eligibility Requirements") are the minimum requirements for a Account to be an Eligible Account: (i) the Account must not be outstanding for more than 90 days from its invoice date (the "Eligibility Period"), (ii) the Account must not represent progress billings, or be due under a fulfillment or requirements contract with the Account Debtor, (iii) the Account must not be subject to any contingencies (including Accounts arising from sales on consignment, guaranteed sale or other terms pursuant to which payment by the Account Debtor may be conditional), (iv) the Account must not be owing from an Account Debtor with whom Borrower has any dispute (whether or not relating to the particular Account), (v) the Account must not be owing from an Affiliate of Borrower, (vi) the Account must not be owing from an Account Debtor which is subject to any insolvency or bankruptcy proceeding, or whose financial condition is not acceptable to Silicon, or which, fails or goes out of a material portion of its business, (vii) the Account must not be owing from the United States or any department, agency or instrumentality thereof (unless there has been compliance, to Silicon's satisfaction, with the United States Assignment of Claims Act), (viii) the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or PCIA insured satisfactory to Silicon), (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor). Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% of the total Accounts outstanding. In addition, if more than 50% of the Accounts owing from an Account Debtor are outstanding for a period longer than their Eligibility Period (without regard to unapplied credits) or are otherwise not Eligible Accounts, then all Accounts owing from that Account Debtor will be deemed ineligible for borrowing. In addition, prior to including any Accounts acquired as part of the Acquired Assets as Eligible Accounts, Silicon shall have completed a satisfactory audit of such Accounts. Silicon may, from time to time, in its good faith business judgment, revise the Minimum Eligibility Requirements, upon written notice to Borrower.

         "Eligible Inventory" means all Inventory of Borrower held for sale in the ordinary course of business, valued at the lowest of the net purchase cost or the lowest bulk market price, provided, however, that at any time that a Permitted Overadvance occurs and is continuing under this Agreement, the value of such Inventory shall be determined based upon an appraisal of the Inventory from an appraiser acceptable to Silicon. Eligible Inventory shall exclude, any inventory which consists of: (a) any Inventory located outside of the United States; (b) any Inventory located outside of a state in which Silicon has properly and unavoidably perfected the Liens of Silicon under this Agreement, free and clear of all other Liens; (b) any Inventory not in the actual possession of Borrower, except to the extent provided in subsection (d) below;
(c) any Inventory in the possession of a bailee, warehouseman, consignee or similar third party, except to the extent that such bailee, warehouseman, consignee or similar third party has entered into an agreement with Silicon in which such bailee, warehouseman, consignee or similar third party consents and agrees to Silicon's Lien on such Inventory and to such other terms and conditions as may be required by Silicon; (d) any Inventory located on premises leased or rented to Borrower or otherwise not owned by Borrower, unless Silicon has received a waiver and consent from the lessor, landlord and/or owner, in form and substance satisfactory to Silicon; (e) any Inventory the sale or other disposition of which has given rise to a Eligible Account; (f) work-in-process, supplies, displays, packaging and promotional materials; (g) any Inventory as to which Silicon determines in the exercise of its sole and absolute discretion at any time and in good faith is not in good condition or is defective, unmerchantable, post-seasonal, slow moving or obsolete; and (h) any Inventory which in Silicon's good faith business judgment has deemed to be ineligible because Silicon otherwise considers the collateral value to Silicon to be impaired or its or their ability to realize such value to be insecure. In the event of any dispute under the foregoing criteria, as to whether Inventory is, or has ceased to be, Eligible Inventory, the decision of Silicon shall control.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

         "Equipment" means all present and future "equipment" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

         "Event of Default" means any of the events set forth in Section 7.1 of this Agreement.

         "GAAI" means generally accepted accounting principles consistently applied.

         "General Intangibles" means all present and future "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

         "good faith business judgment" means honesty in fact and good faith (as defined in Section 1201 of the Code) in the exercise of Silicon's business judgment.

         "including" means including (but not limited to).

         "Intellectual Property" means all present and future (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know-how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) computer software and computer software products; (g) designs and design rights; (h) technology; (i) all claims for damages by way of past, present and future infringement of any of the rights included above; and (j) all licenses or other rights to use any property or rights of a type described above.

         "Inventory" means all present and future "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

         "Investment Property" means all present and future investment property, securities, stocks, bonds debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

         "Loan Documents" means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between Silicon and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

         "Material Adverse Change" means any of the following: (i) a material adverse change in the business, operations, or financial or other condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or priority of Silicon's security interests in the Collateral.

         "Obligations" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Silicon, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance,

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Silicon in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

  "OTHER PROPERTY" means the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto; all present and future "commercial tort claims" (including without limitation any commercial tort claims identified in the Representations), "documents", "instruments", "promissory notes", "chattel paper", "letters of credit", "letter-of-credit rights", "fixtures", "farm products" and "money"; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the California Uniform Commercial Code.

  "PERMITTED DEBT" means: (i) the Loans; (ii) any unsecured indebtedness arising in the ordinary course of business of Borrowers, including trade payables, utility costs, payroll and benefit obligations, accrued tax liabilities and other non-extraordinary accounts payable; (iii) the Bridge Loan Debt; (iv) the Convertible Notes; and (v) the Seller Debt.

  "PERMITTED LIENS" means the following: (i) purchase money security interests in specific items of Equipment; (ii) leases of specific items of Equipment;
(iii) liens for taxes not yet payable; (iv) additional security interests and liens consented to in writing by Silicon, which consent may be withheld in its good faith business judgement; (v) security interests being terminated substantially concurrently with this Agreement; (vi) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;
(vii) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses
(i) or (ii) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; (viii) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods. Silicon will have the right to require, as a condition to its consent under subparagraph (iv) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Silicon's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Silicon, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

   "PERSON" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

   "PURCHASE AGREEMENT TRANSACTION" means the asset purchase agreement transaction contemplated by the provisions of the Purchase Agreement.

   "REPRESENTATIONS" means the written Representations and Warranties provided by Borrower to Silicon referred to in the Schedule.

   "RESERVES" means, as of any date of determination, such amounts as Silicon may from time to time establish and revise in its good faith business judgement, reducing the amount of Loans, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Silicon in its good faith business judgement, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any guarantor of the Obligations, or (iii) the security interests and other rights of Silicon in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Silicon's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Silicon is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Silicon determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

   "SELLER DEBT" shall mean indebtedness of U.S. RealTel, Inc. and/or Borrower payable to Worldcom, Inc. and/or any of its subsidiaries and/or affiliates under the terms of the Purchase Agreement, as amended.

   OTHER TERMS. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

     9.  GENERAL PROVISIONS.

   9.1 INTEREST COMPUTATION. In computing interest on the Obligations, all wire transfers shall be deemed applied on account of the Obligations on the day of receipt by Silicon thereof and all checks and other items of payment received by Silicon (including proceeds of Accounts and payment of the Obligations in full) shall be deemed applied by Silicon on account of the Obligations two (2) Business Days after receipt by Silicon. For purposes of the foregoing, any such funds received after 12:00 Noon (Pacific standard time) on any day shall be deemed received on the next Business Day. Silicon shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Silicon in its good faith business judgment, and Silicon may charge Borrower's loan account for the amount of any item of payment which is returned to Silicon unpaid.

   9.2 APPLICATION OF PAYMENTS. All payments with respect to the Obligations may be applied, and in Silicon's good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as Silicon shall determine in its good faith business judgment.

   9.3 CHARGES TO ACCOUNTS. Silicon may, in its discretion, require that Borrower pay monetary Obligations in cash to Silicon, or charge them to Borrower's Loan account, in which even they will bear interest at the same rate applicable to the Loans. Silicon may also, in it discretion, charge any monetary Obligations to Borrower's Deposit Accounts maintained with Silicon.

   9.4 MONTHLY ACCOUNTINGS. Silicon shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Silicon), unless borrower notifies Silicon in writing to the contrary within 60 days after such account is rendered, describing the nature of any alleged errors or omissions.

   9.5 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, addressed to Silicon or Borrower at each of the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Silicon shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or five
(5) Business Days following the deposit thereof in the United States mail, with postage prepaid.

   9.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

   9.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Silicon and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

   9.8 WAIVERS; INDEMNITY. The failure of Silicon at any time to times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or diminish any right of Silicon later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of Silicon or its agents or employees, but only by a specific written waiver signed by an authorized officer of Silicon and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Silicon on which Borrower is or may in any way be liable, and notice of any action taken by Silicon, unless expressly required by this Agreement. Borrower hereby agrees to indemnify Silicon and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Silicon and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee's own gross negligence or willful misconduct.

SILICON VALLEY BANK            AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

         9.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither Silicon, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Silicon, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Silicon, but nothing herein shall relieve Silicon from liability for its own gross negligence or willful misconduct.

         9.10 AMENDMENT. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Silicon.

         9.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

         9.12 ATTORNEYS FEES AND COSTS. Borrower shall reimburse Silicon for all reasonable attorneys' fees and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Silicon, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs Silicon incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by. Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Silicon's security interest in, the Collateral; and otherwise represent Silicon in any litigation relating to Borrower. In satisfying Borrower's obligation hereunder to reimburse Silicon for attorneys fees, Borrower may, for convenience, issue checks directly to Silicon's attorneys, Troutman Sanders LLP, but Borrower acknowledges and agrees that Troutman Sanders LLP is representing only Silicon and not Borrower in connection with this Agreement. If either Silicon or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgement. All attorneys' fees and costs to which Silicon may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

         9.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Silicon; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Silicon, and any prohibited assignment shall be void. No consent by Silicon to any assignment shall release Borrower from its liability for the Obligations.

         9.14 JOINT AND SEVERAL LIABILITY. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

         9.15 LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against Silicon, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Silicon, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless assorted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Silicon, or on any other person authorized to accept service on behalf of Silicon, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Silicon in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

         9.16 PARAGRAPH HEADINGS; CONSTRUCTION. Paragraph headings are only used in this Agreement for convenience. Borrower and Silicon acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

in any term or provision of this Agreement shall be construed strictly against Silicon or Borrower under any rule of construction or otherwise.

         9.17 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder and all rights and obligations of Silicon and Borrower shall be governed by the laws of the State of Georgia. As a material part of the consideration to Silicon to enter into this Agreement, Borrower
(i) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall, at Silicon's option, be litigated in courts located within the State of Georgia, provided that if for any reason Silicon can not avail itself or the courts of Georgia then the exclusive venue therefor shall be Santa Clara County, California; (ii) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (iii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

         9.18 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND SILICON EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.




                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


Borrower:                                    Silicon:

CYPRESS COMMUNICATIONS, INC.                 SILICON VALLEY BANK

By: /s/ NEAL L. MILLER                       By: /s/ Heather Christian
    -----------------------------                ------------------------------
    Name: Neal L. Miller                         Name:
    Title: EVP & CFO                             Title:



CYPRESS COMMUNICATIONS, OPERATING
COMPANY, INC.


By: /s/ NEAL L. MILLER
    ------------------------
    Name: Neal L. Miller
    Title: EVP & CFO

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

SILICON VALLEY BANK

                                  SCHEDULE TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BORROWER:  CYPRESS COMMUNICATIONS, INC.
           CYPRESS COMMUNICATIONS OPERATING COMPANY, INC.
ADDRESS:   15 PIEDMONT CENTER, SUITE 100
           ATLANTA, GEORGIA 30305

DATE:      MARCH 17, 2004

This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the above-borrower of even date.

--------------------------------------------------------------------------------

1. CREDIT LIMIT
 (Section 1.1):            An amount not to exceed the lesser of:
                           (i) $10,000,000 at any one time outstanding (the
                           "Credit Limit"); or (ii) or (ii) the sum of (a) eighty percent (80%) (the "Advance Rate") of the amount of Borrower's Eligible Accounts and (b) the lesser of (i) fifty percent (50%) of Eligible
                           Inventory or (ii) $1,000,000 (both as defined in Section 8 above).

                           Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

LETTER OF CREDIT SUBLIMIT
(Section 1.7):            One Million Dollars ($1,000,000).

CASH MANAGEMENT SUBLIMIT
(Section 1.8):            One Hundred Thousand Dollars ($100,000).

EQUIPMENT TERM LOAN SUBLIMIT
(SECTION 1.9):            One Million Dollars ($1,000,000).

SILICON VALLEY BANK            AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------

===============================================================================
2. INTEREST.

         INTEREST RATE (Section 1.2):

                                Interest on the Revolving Loans shall accrue at a rate equal to the greater of (a) the Prime Rate in effect from time to time, plus two percent (2.0%) per annum or (b) six percent (6.0%) per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                                Interest on all Equipment Term Loans shall bear interest at a fixed rate equal to the greater of
                                (a) seven percent (7.0%) per annum or (b) Prime Rate in effect on the date of such Equipment Term Loan, plus three percent (3.0%) per annum.

                                "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

===============================================================================

3. FEES (Section 1.4):

         Loan Fee:              Seventy Five Thousand Dollars ($75,000) which
                                was paid on the Original Closing Date and Fifty
                                Thousand Dollars ($50,000) which was paid on the first anniversary of the Original Closing Date.

         Collateral Monitoring
         Fee: One Thousand Five Hundred Dollars ($1,500) per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

         Unused Portion Fee:    The Borrower shall pay to Silicon a fee
                                (collectively, the "Unused Line Fees" and individually, a "Unused Line Fee") in an amount equal to one quarter of one percent (0.25%) per annum of the average daily unused and undisbursed portion of the Credit Limit accruing during each month. Amounts outstanding under the Equipment Term Loans from and after the Debt
                                Service Coverage Change Date shall not be included in the calculation of the Unused Line
                                Fee.

                                The accrued and unpaid portion of the Unused
                                Line Fee shall be paid by the Borrower to Silicon on the last day of each month.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


                      commencing on the first such date following the date hereof, and on the Maturity Date.

     Equipment Term
     Loan Fee:        $5,000 payable on the date of this Agreement, and $5,000
                      payable on the Debt Service Coverage Change Date.
--------------------------------------------------------------------------------
4. REPAYMENT OF EQUIPMENT TERM LOANS
   (Section 1.9):

                      Borrower may request Equipment Term Loans from the date of this Agreement through June 30, 2004 (the "Equipment Availability End Date"), and subject to the limitations on Revolving Loans set forth herein, Silicon will make Equipment Term Loans not exceeding the One Million Dollars ($1,000,000).

                      To obtain an Equipment Term Loan, Borrower will deliver to Silicon copies of invoices for the Equipment being financed, and such additional information as Bank may request at least five (5) Business Days before the proposed funding date. The Equipment Term Loans may only be used to finance or refinance Equipment purchased ninety
                      (90) days before the date of each Equipment Term Loan (the "Funding Date") and may not exceed one hundred percent (100%) of the equipment invoice. Up to twenty five percent (25%) of the Equipment Term Loans may be used to finance transferable software licenses, leasehold improvements, or other soft costs, including taxes, shipping, warranty charges, freight discounts and installation expense. Each Equipment Term Loan must be for a minimum of One Hundred Thousand Dollars ($100,000) and the maximum number of Equipment Term Loans is six (6).

                      Interest accrues from the Funding Date of each Equipment Term Loan at the rate set forth in Section 2 of this Schedule and is payable monthly. Equipment Term Loans are payable in thirty (30) equal monthly installments of principal, plus accrued interest, beginning on the first day of each month (each date being called a "Payment Date"), after the Funding Payment Date. On the Funding Date (unless such Funding Date is the first Business Day of the month) Borrower shall pay to Silicon an amount (the "Interim Payment") equal the number of days from the Funding Date until the first Payment Date with respect to such Equipment Advance.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


================================================================================

5. MATURITY DATE
   (Section 6.1):          July 11, 2004. It being understood and agreed that
                           the Equipment Term Loans shall be due and payable in full on such date unless the Maturity Date of the Revolving Loans is extended.

================================================================================

6. FINANCIAL COVENANTS
   (Section 5.1):

                           Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

MINIMUM TANGIBLE
NET WORTH:                 Borrower shall maintain a Tangible Net Worth, tested
                           as of the last day of each month of not less than $27,000,000, plus fifty percent (50%) of net income
                           (without regard to any loss) from each year of the Borrower commencing with the fiscal year ending in 2002.

DEBT SERVICE
COVERAGE RATIO:            From and after the Debt Service Coverage Change
                           Date, Borrower shall maintain a Debt Service Coverage
                           Ratio, tested as of the last day of each month, of not less than 1.25 to 1.00.

DEFINITIONS:               For purposes of the foregoing financial covenants,
                           the following term shall have the following meaning:

                           "Tangible Net Worth" shall mean the excess of Borrower's total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

                             (A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and
                             (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

                             (B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

SILICON VALLEY BANK            AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------

                         The calculation of Tangible Net Worth shall be based solely on the non consolidated results of Borrower i.e. the Tangible Net Worth of any parent, affiliate or subsidiary of Borrower shall be excluded from the calculation.

                         "Debt Service Coverage Ratio" shall mean a ratio of
                         (1) Borrower's earnings before interest, taxes and depreciation expense for such period, minus all Unfunded Capital Expenditures and cash taxes for the specified period to (ii) current maturities of long term debt, including all capitalized leases, plus interest, calculated on a three (3) month rolling basis.

                         "Unfunded Capital Expenditures" means all purchases of fixed assets, long term investments, intangibles and acquisitions not funded by long term debt or equity.

-------------------------------------------------------------------------------

7. REPORTING
   (Section 5.3):


                          Borrower shall provide Silicon with the following:

                          1. Weekly transaction reports and schedules of
                             collections, on Silicon's standard form.

                          2. Monthly accounts receivable agings, aged by
                             invoice date, within fifteen days after the end of each month.

                          3. Monthly accounts payable agings, aged by invoice
                             date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

                          4. Monthly reconciliations of accounts receivable
                             agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

                          5. Monthly perpetual inventory reports for the
                             Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen days after the end of each month.

                          6. Monthly unaudited financial statements, as soon
                             as available, and in any event within thirty days after the end of each month.

                          7. Monthly Compliance Certificates, within thirty
                             days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower,

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

                                    Certifying that as of the end of such month
                                    Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and including a calculation of the Debt Service Coverage, including in any periods prior to the Debt Service Coverage Change Date, and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

                           8. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

                           9. Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

                           10. Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower's fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

================================================================================

8. BORROWER INFORMATION:

                                    Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated July 11, 2002 previously submitted to Silicon (the "Representations") is true and correct as of the date hereof.

================================================================================

9. ADDITIONAL PROVISIONS

                           1. BANKING RELATIONSHIP. Borrower shall at all times maintain its primary banking relationship with Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon's first-priority security interest in said Deposit Accounts and investment accounts.

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------
                  2. SUBORDINATED OF INSIDE DEBT. All present and future indebtedness of Borrower to its officers, directors and shareholders ("Inside Debt") shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon's standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: the Bridge Loans and the Convertible Notes. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon's standard form.

                  3. INTELLECTUAL PROPERTY SECURITY AGREEMENT. As a condition precedent to the effectiveness of this Agreement, the Borrower shall have executed and delivered an Intellectual Property Security Agreement (the "IP Security Agreement"), substantially in the form attached hereto as Exhibit B.

Borrower:                                    Silicon:

CYPRESS COMMUNICATIONS, INC.                 SILICON VALLEY BANK


By /s/ Neal Miller                           By /s/ Heather Christian
  -------------------------------              ------------------------------
  Title: Neal Miller                           Title:
  Name: Executive VP and CFO                   Name:

CYPRESS COMMUNICATIONS OPERATING
COMPANY, INC.


By: /s/ Neal Miller
  -------------------------------
  Title: Neal Miller
  Name: Executive VP and CFO

SILICON VALLEY BANK             AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------


The undersigned hereby (i) consents to the increase and amendment and restatement of the Obligations pursuant to the attached Amended and Restated Loan and Security Agreement, (ii) hereby ratifies all the provisions of the Guaranty, and (iii) confirms that all provisions of that document are in full force and effect without offset or defense.

GUARANTOR:

U.S. REALTEL, INC.


By: /s/ Neal Miller                          Date: 3-17-04
    ---------------------------------              -----------------
    Name: Neal Miller
    Title: Executive VP and CFO